Exhibit 99.2

KEYSPAN
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KeySpan Corporation                                        For Immediate Release


Contacts:     Investors                                    Media Relations
              George Laskaris                              Ed Yutkowitz
              718.403.2526                                 718.403.2523


                KeySpan Announces Increased Common Stock Dividend
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      Board Establishes Role of Lead Director; Appoints Stephen W. McKessy

BROOKLYN, N.Y.-- December 14, 2005 - KeySpan Corporation (NYSE: KSE) announced that the Company's Board of Directors declared an increased quarterly common stock dividend of $0.465 per share, payable February 1, 2006, to shareholders of record at the close of business on January 12, 2006.

Robert B. Catell, Chairman and Chief Executive Officer of KeySpan, stated, "I am pleased that the Board decided to increase the dividend to our shareholders based on the strength of our core businesses and our enhanced financial position. We recognize that the dividend and its growth is very important to our shareholders, and the management team continues to work to grow the Company to deliver shareholder value."

This dividend payment reflects an increase in KeySpan's dividend by $0.04 per share annually, and is the Company's 31st consecutive period of paying a dividend as KeySpan. This dividend payment builds upon the Company's long-standing history of dividend payments previously established in its former companies.

The Company's Board of Directors also established the role of Lead Director in accordance with best practices in corporate governance. The Board appointed Stephen W. McKessy to this position effective January 1, 2006. The Lead Director will serve as the Chairman of all independent director sessions, acting as a liaison between the independent directors and the Chairman of the Board, assisting the Chairman with all Board activities.

Mr. McKessy has served on the KeySpan Board of Directors since May 1998 and on the Board of The Houston Exploration Company since July 2003. He is retired as Vice Chairman of PricewaterhouseCoopers, and served in various leadership positions at PricewaterhouseCoopers from 1960 to 1997. He served as a Director for the Greater Boy Scouts of America, the Board of Advisors of St. John's University College of Business Administration and the Board of Governors of the Silver Spring Country Club.

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast United States, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving
2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses.

KeySpan is also the largest electric generator in New York State. The Company owns approximately 6,650 megawatts of generating capacity, providing power to
1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.